Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equity Residential for the registration of 500,000 common shares of beneficial interest and to the incorporation by reference therein of our reports dated February 21, 2007 with respect to the consolidated financial statements and schedule of Equity Residential, Equity Residential management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Equity Residential, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and our reports dated February 22, 2007, with respect to the Statement of Revenue and Certain Expenses of 600 Washington Street, Cove at Boynton Beach I & II, Missions at Sunbow, Tuscany at Lindbergh, The Park at Turtle Run, Estates at Wellington Green, Playa Pacifica, Kings Colony, Lincoln Green, Uptown Square, Kenwood Mews, The Gallery and San Marcos included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

May 4, 2007